EXHIBIT 10.34


G.W. "Bill" Dietrich
President and Chief Executive Officer




                               Offer of Employment

October 5, 1998


Mr. Philip Auld

(Via Fax) (718) 628-7089


Dear Phil:

I am pleased to offer you the position of Regional Vice President - Eastern Region. In this position you will be responsible for all performance aspects of the Eastern Region and report to the President. You will initially work in Wilmington, Delaware and have available a fax machine and dedicated telephone line for business communications. We will review this office arrangement annually as the company is accommodating your personal family circumstances relative to your current location. You may in the future be required to relocate if it is determined over the course of time that a formal region office and location may be better suited in another part of the Eastern Region.

The Eastern Region at least initially will comprise Ohio, West Virginia, Pennsylvania, New York State, New Jersey, Delaware, Maryland, and New England. Jim Dancy and you will work out what is best for Virginia as appropriate. Kentucky needs to be resolved between the East, South, and Midwest RVP's. New York City is specifically void of your responsibility as it is my understanding you are prohibited for one year to compete in the Metro New York City market. You have indicated to me there are no other non-compete issues and our operations in New Jersey, are not included in your non-compete.

You are expected to make an immediate, value-added contribution to the growth and development of Superior Services in your area of responsibility. This is a local business that requires sound relationship building, effective time management, personal discipline and individual drive to be successful. You must be a self-starter, effective communicator, with a winning attitude and an unwavering competitive, team-oriented spirit. In essence, as a Regional Vice President, you are expected to conduct yourself to the highest professional, moral, ethical, and socially responsible standards as you perform your duties. You are expected to take care of our customers, take care of our people, control costs, execute the growth plan and do so by performing to the highest of safety standards in an environmentally sound and responsible way.



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Offer Letter: Philip Auld
October 5, 1998
Page Two

You acknowledge you can effectively conduct business from your Wilmington, Delaware location and fully understand the importance of travel in your responsibilities as a Regional Vice President. Should at some point the business needs / performance require relocation after your first year of employment, but not before, Superior Services, Inc. will:

            * Be responsible for the costs associated with the movement of your personal belongings, and reimburse you for the commission expense On the sale of your home, should you own a home at the time of your employment move.

                  Prior to receiving reimbursement of moving expenses and any relocation expenses, you will be required to sign Superior's standard agreement, under which you will agree to reimburse Superior a prorated amount of such expenses if you leave Superior's employment at any time within two years after the date you have been relocated.

            * In your new location you and your spouse would be entitled to house hunting trips, and temporary living expenses to be customized to the particular circumstances of your move and Superior's company policies at that point in time. You and I will agree on the details of the number of house hunting trips, the amount of temporary living expense allowance, etc. prior to the time that relocation is required.

In your position of Regional Vice President - Eastern Region, you will receive the following:

Base Salary:      $12,500 per month (annualized this is  $150,000/year)  payable in accordance with Superior's payroll  procedures  (currently,
                  bi-weekly).   Effective  1/1/99,  your  compensation  will  be
                  $14,166.66 per month (annualized $170,000/year).

Management
Incentive
Plan: You will be eligible for $40,000 in cash bonus for 1998, assuming an October start date, of which $25,000 is guaranteed as a sign-on bonus, payable in accordance with our standard company payroll practices and Bill Dietrich's recommendation/evaluations. You must be employed on the day of bonus payout (typically in March, 1999 for the 1998 calendar year),and you must perform to the highest standard of personal professional conduct.





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Offer Letter: Philip Auld
October 5, 1998
Page Three

                  Your eligible cash bonus and stock option bonus for 1999 will be in accordance with the 1999 Management Incentive Plan and at the same percentage of base level as the other three (3) Regional Vice Presidents. Although the 1999 plan is not yet finalized, and requires November '98 Board of Directors approval, you can assume your cash bonus eligibility will be in the 60-100%of base compensation range. As a special sign-on bonus given your current circumstances, you will be awarded an extra 25 cents on the dollar for every bonus dollar earned for the performance years 1999 and 2000, up to a maximum extra award for the combined two years, not to exceed $100K. This is being provided as an accommodation as a partial offset to what you've indicated you will be forfeiting ($150,000 in '98 bonuses earned to date) to join Superior Services at this time. To be eligible for this extra award, you must perform to the highest of professional standards and conduct as reviewed by the Executive Team of Bill Dietrich and Peter Ruud, and you must achieve at least 95% evaluation of your Region's financial growth and non-financial goals and objectives.

                  For greater than 120% of Regional performance objectives, eligible extra award will be raised to 35 cents per one dollar of earned cash bonus and $135K for two years in total. All other terms of the Management Incentive Plan apply. Calculations for Regional financial performance are net after bonus expense is included.

Signing
Incentive:        As an inducement to you to join Superior  Services,  Inc., the
                  Company will grant you an incentive stock option (ISO) to purchase thirty thousand (30,000) shares of common stock. The exercise price will be the closing bid price for the Company's stock on your start date. The ISO will vest 50% on your first anniversary of employment, and 6-1/4% per quarter thereafter.

Non-Competition
Agreement:
                  As a condition of employment, you are required to sign the standard Superior Services Non-Competition Agreement (attached). You acknowledge you will abide by the terms outlined therein.

Auto
Allowance:        Auto allowance is  $500.00/month  less applicable  withholding taxes. This is an all inclusive fixed sum to compensate you for the business use of your personal vehicle and is paid in a separate payroll check, typically on the 15th of each month.





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Offer Letter: Philip Auld
October 5, 1998
Page Four
                  You will also be reimbursed for gas expenses associated with the business use of your personal automobile. You must provide receipts as support and file for reimbursement on your expense report. Expense reports are to be prepared and submitted monthly for the respective calendar month. Send directly to Bill Dietrich for approval.

Expense
Reimbursement:

                  You will be reimbursed for business-related expenses, in accordance with Superior's policies for eligible business reimbursements. Also including fax services and a dedicated telephone line while you office from your home. Include receipts/charges on your expense report.

Benefits
Package: Coverage is in accordance with the benefits provided for Management and Staff internally as Band I. Included is the waiver of the waiting period for health, dental, and vision coverage for you. You are covered beginning the first day of your employment. Please note, Superior's current policy pays 90% of the monthly insurance premium; employees pay 10% which is done through payroll deduction. Please refer to the various benefit and employee handbooks. Your total health insurance premium for family coverage is $30.00 at this time; dental is $3.00 per bi-weekly pay period.


                  You will be eligible for fifteen days of vacation per calendar year for each of your first four years.

                  Beginning in year five, your vacation will increase to twenty days per year. Additionally, you are eligible for two floating personal days annually to be taken at your discretion in addition to the standard company holiday schedule observed starting with the calendar year 1999. This is standard company policy.

                  You will receive term life insurance paid by the Company in accordance with the policy of the Company. At this time, that policy provides coverage equal to two times your annual base salary. You are eligible to purchase (payroll deduction) additional coverage equal to two times your annual base salary. The cost of that additional coverage is dependent upon various factors including age. The Company also provides short-term disability and long-term disability coverage.



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Offer Letter: Philip Auld
October 5, 1998
Page Five

                  You may participate in the Company's 401(k) plan once you meet the eligibility requirements.

In the event that your employment is terminated due to a "change in control", it is agreed Superior is responsible for providing you with a severance payment equal to two times annual base salary and all options granted will be fully vested. A "change in control" shall be deemed to have occurred if:

            (a) any person (other than any employee benefit plan of the Company, any subsidiary of the Company or any person organized, appointed, or established pursuant to the terms of any such benefit plan) is or becomes the beneficial owner of securities of the Company representing at least 50% of the combined vesting power of the Company's then outstanding securities; or

            (b) there shall be consummated (x) any consolidation, merger, share exchange or other business combination of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's capital stock would be converted into cash, securities, or other property, other than a merger of the

                  Company in which the holders of the Company's capital stock immediately prior to the merger have the same proportionate ownership of capital stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of relaxed transactions) of all or substantially all of the consolidated assets of the Company.

This offer is contingent upon the fact you represented that you are not subject to any noncompetition agreements, except for the one-year noncompetition agreement between you and Waste Management, Inc., which covers only Metro New York City.

If this accurately describes your understanding of our prior discussions, and you are in agreement with the terms of this offer, please acknowledge acceptance below and return to my attention. Additionally, by acceptance of this offer, you acknowledge you may freely accept this offer and you are not bound by any employment agreement or non-compete agreement that would prohibit your acceptance of this offer, except as noted; and, as such, you agree to indemnify and hold harmless Superior Services, Inc. regarding this offer of employment. Additionally, you acknowledge you have never been a party or involved in any conduct or activity in violation of law or ethical business practice and conduct. You affirm there are no background issues that if Superior was knowledgeable about such events, would otherwise preclude your employment by the Company.



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Offer Letter: Philip Auld
October 5, 1998
Page Six

This offer is good for an expected employment start date of idealy October 21, 1998, but not later than October 28. Should conditions preclude you from starting as indicated, Superior reserves the right to withdraw this offer. You may start earlier if possible.

You further acknowledge upon acceptance of this offer, Superior has your permission to immediately publicly announce your joining Superior Services on the date of acceptance. Should you chose not to join Superior after Superior has made such an announcement, Superior could be subject to considerable embarrassment, and other possible injury and you promise to immediately reimburse Superior in an amount to be determined by Superior as being adequate compensation for this inconvenience, not to exceed $100,000. This provision is included in this offer of employment as a safe guard for Superior's commitment to you, given the extended period of time you plan to remain with your current employer after accepting this offer. This provision is not intended to be a reflection of anything other than protecting the best interests of Superior while you are working for a competitor.

I am excited about your joining Superior Services, and we all are anxiously looking forward to your contribution to the growth and development of Superior Services, Inc. Welcome to the Superior family and to this Superior Management team as we focus on building a Superior Company, one step at a time, through the pursuit as excellence.

Sincerely,



G.W. "Bill" Dietrich
President and Chief Executive Officer

Attachment


         ACKNOWLEDGED and AGREED TO:

         ------------------------------------------
         Philip Auld

         This  ________  day of October 1998